                                                                    Exhibit 99.1


SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION OF CISCO



Selected Financial Data                                                                1


Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                                  2


Supplementary Consolidated Statements of Operations for the three years ended
July 31, 1999, July 25, 1998 and July 26, 1997                                         18


Supplementary Consolidated Balance Sheets at July 31, 1999 and July 25, 1998           19


Supplementary Consolidated Statements of Cash Flows for the three years ended
July 31, 1999, July 25, 1998 and July 26, 1997                                         20


Supplementary Consolidated Statements of Shareholders' Equity for the three
years ended July 31, 1999, July 25, 1998 and July 26, 1997                             21


Notes to Supplementary Consolidated Financial Statements                               22


Report of Independent Accountants                                                      45

Selected Financial Data(1)
Five Years Ended July 31, 1999 (in millions, except per-share amounts)

                                                     1999            1998            1997            1996            1995
                                                    -------         -------         -------         -------         -------
Net sales                                           $12,170         $ 8,489         $ 6,452         $ 4,101         $ 2,232
Net income                                          $ 2,035(2)      $ 1,340(3)      $ 1,049(4)      $   915(5)      $   452(6)
Net income per common share--basic                  $  0.62         $  0.43         $  0.35         $  0.32         $  0.17
Net income per common share--diluted                $  0.58(2)      $  0.41(3)      $  0.33(4)      $  0.30(5)      $  0.16(6)
Shares used in per-share calculation--basic*          3,291           3,135           3,000           2,879           2,739
Shares used in per-share calculation--diluted*        3,498           3,308           3,140           3,004           2,869
Total assets                                        $14,846         $ 9,023         $ 5,498         $ 3,639         $ 1,997

* Reflects the stock splits effective June 1999, September 1998, December 1997, and February 1996, which were two-for-one, three-for-two, three-for two, and two-for-one, respectively.

(1) All historical financial information has been restated to reflect the acquisitions of Fibex Systems in May 1999, GeoTel Communications Corporation in June 1999, StratumOne Communications, Inc. and TransMedia Communications, Inc. in September 1999, and Cerent Corporation and WebLine Communications Corporation in November 1999, which were accounted for as poolings of interests.

(2) Net income and net income per share include purchased research and development expenses of $471 million, amortization of goodwill and purchased intangible assets of $61 million and acquisition-related costs of $16 million. Pro forma net income and diluted net income per share, excluding these nonrecurring items net of tax benefits of $54 million, would have been $2,529 million and $0.72, respectively.

(3) Net income and net income per share include purchased research and development expenses of $594 million, amortization of goodwill and purchased intangible assets of $23 million, and realized gains on the sale of a minority stock investment of $5 million. Pro forma net income and diluted net income per share, excluding these nonrecurring items net of tax benefits of $67 million, would have been $1,885 million and $0.57, respectively.

(4) Net income and net income per share include purchased research and development expenses of $508 million, amortization of goodwill and purchased intangible assets of $11 million and realized gains on the sale of a minority stock investment of $152 million. Pro forma net income and diluted net income per share, excluding these nonrecurring items net of tax of $7 million, would have been $1,423 million and $0.45, respectively.

(5) Net income and net income per share include amortization of goodwill and purchased intangible assets of $14 million. Pro forma net income and diluted net income per share, excluding these nonrecurring items net of tax benefits of $2 million, would have been $927 million and $0.31, respectively.

(6) Net income and net income per share include purchased research and development expenses of $96 million and amortization of goodwill and purchased intangible assets of $4 million. Pro forma net income and diluted net income per share, excluding these nonrecurring items net of tax of benefits of $36 million, would have been $516 million and $0.18, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All historical financial information and analysis have been restated to reflect the acquisitions of Fibex Systems in May 1999, GeoTel Communications Corporation in June 1999, StratumOne Communications, Inc. and TransMedia Communications, Inc. in September 1999 and Cerent Corporation and WebLine Communications Corporation in November 1999, which were accounted for as poolings of interests (see Notes 1 and 3 to the Supplementary Consolidated Financial Statements).

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Report, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements". You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including risks faced by us described in this Report and in the Risk Factors sections, among others, included in the documents Cisco files with the SEC, specifically Cisco's most recent reports on Form 10-K and Form 10-Q.

COMPARISON OF 1999 AND 1998

Net sales grew to $12.2 billion in 1999 from $8.5 billion in 1998. The 43.4% increase in net sales during the year was primarily a result of increasing unit sales of LAN switching products such as the Catalyst(R) 5000 family, the Catalyst 2900 series of switches for smaller enterprise networks, access servers such as the Cisco 2600 and 3600 families, high-performance WAN switching and routing products including the IGX(TM) and BPX(R) switches, and the Cisco 12000 gigabit switch router (GSR) and increased maintenance service contract sales. These increases were partially offset by lower unit sales of some of our more established product lines, such as the Cisco 4000 and Cisco 2500 product families. The Company is managed on four geographic theaters: the Americas; Europe, Middle East and Africa (EMEA); Asia/Pacific; and Japan. Sales in 1999 grew 41.1% in the Americas, 52.1% in EMEA, 54.2% in Asia/Pacific and 23.3% in Japan from 1998. The strong growth in the Americas, EMEA, and Asia/Pacific is primarily being driven by market demand and deployment of Internet technologies and business solutions, as well as the overall economic health within these regions. The slower growth in Japan can be attributed to weaker economic conditions, delayed government spending, and a stronger dollar versus the yen.

Gross margins decreased slightly to 65.0% during 1999 from 65.6% in 1998. Standard margins for the Americas, EMEA, Asia/Pacific and Japan were 72.2%, 74.0%, 71.0% and 77.0%, respectively, for fiscal 1999 compared to 74.3%, 74.0%, 73.8% and 74.1%, respectively, for fiscal 1998 (see
Note 11 of Supplementary Consolidated Financial Statements.) The standard margins by geographical segment differ from the amounts recognized under generally accepted accounting principles because the Company does not allocate certain sales adjustments, production overhead and manufacturing variances and other related costs to the segments. Standard margins for the Americas, where 66.4% of our revenues were derived in 1999, decreased by 2.1% during 1999 as compared to 1998. The decrease in overall gross margin and standard margins for the Americas was due primarily to our continued shift in revenue mix towards our lower-margin products and the continued pricing pressure seen from competitors in certain product areas. Standard margins for EMEA, where 26.4% of our revenues were derived in 1999, remained constant as compared to 1998. The prices of component parts have fluctuated in the recent past, and we expect that this trend may continue. An increase in the price of component parts may have a material adverse impact on gross margins. We also expect that gross margins will continue to decrease in the future, because we believe that the market for lower-margin remote-access and switching products for small to medium-sized businesses will continue to increase at a faster rate than the market for our higher-margin router and high-performance switching products. Additionally, as we focus on new market opportunities, we face increasing competitive pressure from large telecommunications equipment suppliers and well-funded startup companies, which may materially adversely affect gross margins. We are attempting to mitigate this trend through various means, such as increasing the functionality of our products, continuing value engineering, controlling royalty costs, and improving manufacturing efficiencies. There can be no assurance that any efforts we make in these and other areas will successfully offset decreasing margins.

Research and development expenses increased by $608 million in 1999 compared with 1998 expenditures, an increase to 13.6% of net sales from 12.3% in 1998. The increase reflects our ongoing research and development efforts in a wide variety of areas such as data, voice and video integration, digital subscriber line (DSL) technologies, cable modem technology, wireless access, dial access, enterprise switching, security, network management, and high-end routing technologies, among others. A significant portion of the increase was due to the addition of new personnel, partly through acquisitions, as well as higher expenditures on prototypes and depreciation on additional lab equipment. For the near future, research and development expenses are expected to increase at a rate similar to or slightly greater than the sales growth rate, as we continue to invest in technology to address potential market opportunities. We also continue to purchase technology in order to bring a broad range of products to the market in a timely fashion. If we believe that we are unable to enter a particular market in a timely manner, with internally developed products, we may license technology from other businesses or acquire other businesses as an alternative to internal research and development. All of our research and development costs are expensed as incurred.

Sales and marketing expenses increased by $883 million in fiscal 1999 over fiscal 1998, an increase to 20.2% of net sales in 1999 from 18.6% in fiscal 1998. The increase is due principally to an increase in the size of our direct sales force, partly through acquisitions, and its commissions, our recent television advertising campaign to build brand awareness, additional marketing and advertising costs associated with the introduction of new products, and the expansion of distribution channels. The increase also reflects our efforts to invest in certain key areas such as expansion of our end-to-end strategy and service provider coverage in order to be positioned to take advantage of future market opportunities.

General and administrative expenses rose by $133 million in fiscal 1999 over fiscal 1998, an increase to 3.1% from 2.9% of net sales. The increase as a percentage of sales primarily relates to $16 million of costs associated with the acquisition of GeoTel and additional personnel and related costs of acquisitions. We intend to keep general and administrative costs relatively constant as a percentage of net sales; however, this depends on the level of acquisition activity and growth of the Company, among other factors.

Amortization of goodwill and purchased intangible assets rose by $38 million. Amortization of goodwill and purchased intangible assets includes the amortization of goodwill and other purchased intangible assets relating to various purchase acquisitions (see Note 3 to the Supplementary Consolidated Financial Statements). Amortization of goodwill and purchased intangible assets will continue to increase if we acquire additional companies.

The amount expensed to purchased research and development in fiscal 1999 arose from the purchase acquisitions of American Internet Corporation, Summa Four, Inc., Clarity Wireless Corporation, Selsius Systems, Inc., PipeLinks, Inc., and Amteva Technologies, Inc. (see Note 3 to the Supplementary Consolidated Financial Statements).

The fair value of the existing products and patents as well as the technology currently under development was determined by using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations were typically derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development life cycle. These risk factors have increased the overall discount rate between 4% and 9.5% for acquisitions in the current year. We expect that the pricing model for products related to these acquisitions will be considered standard within the high-technology communications industry. However, we do not expect to achieve a material amount of expense reductions or synergies as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include significant anticipated cost savings. We expect that products incorporating the acquired technology from these acquisitions will be completed and begin to generate cash flows over the six to nine months after acquisition. However, development of these technologies remains a significant risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products, and significant competitive threats from numerous companies. The nature of the efforts to develop the acquired technology into commercially viable products consists principally of planning, designing, and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could have a material adverse impact on our business and operating results.

Regarding our purchase acquisitions completed in fiscal 1998, research and development efforts are substantially complete and actual results to date have been consistent, in all material respects, with our assumptions at the time of the acquisitions. The assumptions primarily consist of an expected completion date for the in-process projects, estimated costs to complete the projects, and revenue and expense projections once the products have entered the market. Products from these 1998 acquisitions have been introduced to the market in the last nine to twelve months. Shipment volumes of products from acquired technologies are not material to our overall position at the present time. Therefore, it is difficult to determine the accuracy of overall revenue projections early in the technology or product life cycle. Failure to achieve the expected levels of revenues and net income from these products will negatively impact the return on investment expected at the time that the acquisition was completed and potentially result in impairment of any other assets related to the development activities.

The following table summarizes the significant assumptions underlying the valuations in 1999 and 1998 and the development costs we incurred in the periods after the respective acquisition date (in millions, except percentages):

                                               Acquisition Assumptions
                                     --------------------------------------  Approximate Development
                                        Estimated Cost                         Costs Incurred to
                                         to Complete        Risk-Adjusted    Date after Acquisition
                                         Technology at    Discount Rate for      on Acquired
ENTITY NAME                          Time of Acquisition   In-Process R&D    In-Process Technology
-----------                          -------------------  -----------------  ---------------------
1999 PURCHASE ACQUISITIONS
American Internet Corporation                $ 1                 25%                  $ 1
Summa Four, Inc.                             $ 5                 25%                  $ 5
Clarity Wireless, Inc.                       $42                 32%                  $10
Selsius Systems, Inc.                        $15                 31%                  $ 4
PipeLinks, Inc.                              $ 5                 31%                  $10
Amteva Technologies, Inc.                    $ 4                 35%                  $ 1

1998 PURCHASE ACQUISITIONS
Dagaz Technologies                           $10                 35%                  $10
LightSpeed International, Inc.               $13                 26%                  $15
WheelGroup Corporation                       $ 8                 24%                  $ 8
NetSpeed International, Inc.                 $12                 32%                  $16
CLASS Data Systems                           $ 3                 24%                  $ 2

Interest and other income, net, was $330 million in 1999 and $196 million in 1998. Interest income rose as a result of additional investment income on our increasing investment balances.

Our effective tax rate for fiscal 1999 was 33.1% excluding the 3.8% impact of nondeductible purchased research and development. Our future effective tax rate could be adversely affected if earnings are lower than anticipated in countries where we have lower effective rates, or by unfavorable changes in tax laws and regulations.

COMPARISON OF 1998 AND 1997

Net sales grew to $8.5 billion in 1998 from $6.5 billion in 1997. The 31.6% increase in net sales during 1998 was primarily a result of increasing unit sales of high-end switches such as the Catalyst 5500, access servers such as the Cisco 3600 family, Internet and intranet access products for small offices such as the Cisco 1600 series router, and increased service contract sales. The sales growth rate in 1998 for lower-priced access and switching products targeting small and medium-sized businesses increased faster than that of the Company's high-end core router products. However, because these products carried lower average selling prices, the 1998 growth rate slowed compared with 1997. Additionally, some of our more established product lines, such as the Cisco 2500 product family and the Cisco 4000, experienced decelerating growth rates. Sales in 1998 grew 44.5%
in the Americas, 36.3% in EMEA, and 18.1% in Asia/Pacific versus 1997, but decreased 21.8% in Japan from 1997 levels.

Gross margins increased slightly to 65.6% during 1998 from 65.2% in 1997. This increase was due principally to our improvements in value-engineering efforts and material cost reductions, partially offset by a continued shift in product mix to our lower-margin products and pricing pressure from competitors in certain product areas.

Research and development expenses increased by $337 million in 1998 compared with 1997 expenditures, an increase to 12.3% of net sales from 10.9% in 1997. The increase reflected our ongoing research and development efforts in a wide variety of areas such as data, voice and video integration, DSL technologies, dial access, enterprise switch routers, security, network management, and high-end routing technologies, among others. A significant portion of the increase was due to the addition of new personnel, partly through acquisitions, as well as higher expenditures on prototypes and depreciation on additional lab equipment.

Sales and marketing expenses increased by $412 million in fiscal 1998 over fiscal 1997, an increase to 18.6% of net sales in 1998 from 18.0% in fiscal 1997. The increase was due principally to an increase in the size of our direct sales force and related commissions, additional marketing and advertising costs associated with the introduction of new products, and the expansion of distribution channels. The increase also reflected our efforts to invest in certain key areas such as expansion of our end-to-end strategy and service provider coverage in order to be positioned to take advantage of future market opportunities.

General and administrative expenses rose by $50 million in fiscal 1998 over fiscal 1997, a decrease to 2.9% from 3.0% of net sales. The dollar increase reflected increased personnel costs necessary to support our business infrastructure, including those associated with our European Logistics Center and the further development of our information systems.

Amortization of goodwill and purchased intangible assets rose by $12 million. Amortization of goodwill and purchased intangible assets includes the amortization of goodwill and other purchased intangible assets relating to various purchase acquisitions (see Note 3 to the Supplementary Consolidated Financial Statements).

The amount expensed to purchased research and development in fiscal 1998 arose from the purchase acquisitions of Dagaz Technologies, LightSpeed International, Inc., WheelGroup Corporation, NetSpeed International, Inc., and CLASS Data Systems (see Note 3 to the Supplementary Consolidated Financial Statements).

Interest and other income, net, was $196 million in 1998 and $110 million in 1997. Interest income rose as a result of additional investment income on our increasing investment balances. In fiscal 1997, we began selling our holdings in a publicly traded company at amounts significantly above the cost basis of the investment. Also in 1997, we established the Cisco Systems Foundation ("the Foundation"). As part of this initiative, we donated a portion of this investment, along with other equity securities, to the Foundation, with a combined cost basis of approximately $2 million and an approximate market value of $72 million at July 26, 1997. The realized gains on the sale of this investment, net of the amounts donated to the Foundation, were $152 million in fiscal 1997 (see Note 5 to the Supplementary Consolidated Financial Statements).

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. We do not believe this will have a material effect on our operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period. The Company will now adopt SFAS 133 as required for its first quarterly filing of fiscal year 2001.

LIQUIDITY AND CAPITAL RESOURCES

Cash, short-term investments, and investments were $9.1 billion at July 31, 1999, an increase of $3.9 billion from July 25, 1998. The increase is primarily a result of cash generated by operations and financing activities, primarily the exercise of employee stock options. These cash flows were partially offset by cash outflows from operating activities, including tax payments of approximately $301 million and cash outflows from investing activities including capital expenditures of approximately $600 million.

Accounts receivable decreased 4.2% during 1999. Days sales outstanding in receivables improved to 32 days as of July 31, 1999, from 49 days as of July 25, 1998. Inventories increased 81.2% between July 31, 1999, and July 25, 1998, which reflects new product introductions, continued growth in our two-tiered distribution system, and the need to maintain shorter lead times on certain products. Inventory management remains an area of focus as we balance the need to maintain strategic inventory levels to ensure competitive lead times with the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

Accounts payable increased by 47.0% during 1999 primarily due to increasing levels of raw material purchases. Other accrued liabilities increased by 83.1% primarily due to higher deferred revenue on service contracts.

At July 31, 1999, we had a line of credit totaling $500 million, which expires in July 2002. There have been no borrowings under this agreement (see Note 6 to the Supplementary Consolidated Financial Statements).

We have entered into certain lease arrangements in San Jose, California, and Research Triangle Park, North Carolina, where we have established our headquarters operations and certain research and development and customer support activities. In connection with these transactions, we have pledged $1.1 billion of our investments as collateral for certain obligations of the leases. We anticipate that we will occupy more leased property in the future that will require similar pledged securities; however, we do not expect the impact of this activity to be material to our liquidity position.

We believe that our current cash and equivalents, short-term investments, line of credit, and cash generated from operations will satisfy our expected working capital, capital expenditure and investment requirements through fiscal 2000.

                                  RISK FACTORS

Set forth below and elsewhere in this Report and in the other documents we file with the SEC, including our most recent Form 10-K and Form 10-Q, are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this Report.

CISCO IS EXPOSED TO FLUCTUATIONS IN THE EXCHANGE RATES OF FOREIGN CURRENCY

As a global concern, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results. Historically, our primary exposures related to nondollar-denominated sales in Japan, Canada, and Australia and nondollar-denominated operating expenses in Europe, Latin America, and Asia where we sell primarily in U.S. dollars. Additionally, we have recently seen our exposures to emerging market currencies, such as the Brazilian real, Korean won, and Russian ruble, among others, increase because of our expanding presence in these markets and the extreme currency volatility. We currently do not hedge against these or any other emerging market currencies and could suffer unanticipated gains or losses as a result.

The increasing use of the euro as a common currency for members of the European Union could impact our foreign exchange exposure. We are currently hedging against fluctuations with the euro and will continue to evaluate the impact of the euro on our future foreign exchange exposure as well as on our internal systems.

At the present time, we hedge only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies, and do not hedge anticipated foreign currency cash flows. The hedging activity undertaken by us is intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. The success of this activity depends upon estimations of intercompany balances denominated in various currencies, primarily the euro, Japanese yen, Canadian dollar, Australian dollar, and certain other European currencies. To the extent that these forecasts are over- or understated during periods of currency volatility, we could experience unanticipated currency gains or losses.

CISCO IS EXPOSED TO THE CREDIT RISK OF SOME OF ITS CUSTOMERS AND TO CREDIT EXPOSURES IN WEAKENED MARKETS

We are experiencing a greater proportion of our sales activity through our partners in two-tier distribution channels. These customers are generally given privileges to return inventory, receive credits for changes in selling prices, and participate in cooperative marketing programs. We maintain appropriate accruals and allowances for such exposures. However, such partners tend to have access to more limited financial resources than other resellers and end-user customers and therefore represent potential sources of increased credit risk. We are experiencing increased demands for customer financing and leasing solutions, particularly to competitive local exchange carriers ("CLECs"). CLECs typically finance significant networking infrastructure deployments through alternative forms of financing, including leasing, through Cisco. Although we have programs in place to monitor and mitigate the associated risk, there can be no assurance that such programs will alleviate all of our credit risk. We also continue to monitor increased credit exposures because of the weakened financial conditions in Asia, and other emerging market regions, and the impact that such conditions may have on the worldwide economy.

Although we have not experienced significant losses due to customers failing to meet their obligations to date, such losses, if incurred, could harm our business and financial position.

CISCO IS EXPOSED TO FLUCTUATIONS IN THE FAIR VALUES OF ITS PORTFOLIO INVESTMENTS AND IN INTEREST RATES

We maintain investment portfolio holdings of various issuers, types, and maturities. These securities are generally classified as available for sale, and consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income, net of tax. Part of this portfolio includes minority equity investments in several publicly traded companies, the values of which are subject to market price volatility. We have also invested in numerous privately held companies, many of which can still be considered in the startup or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies. We also have certain real estate lease commitments with payments tied to short-term interest rates. At any time, a sharp rise in interest rates could have a material adverse impact on the fair value of our investment portfolio while increasing the costs associated with our lease commitments. Conversely, declines in interest rates could have a material impact on interest earnings for our investment portfolio. We do not currently hedge these interest rate exposures.

The following table presents the hypothetical changes in fair values in the financial instruments we held at July 31, 1999, that are sensitive to changes in interest rates. These instruments are not leveraged and are held for purposes other than trading. The modeling technique used measures the change in fair values arising from selected potential changes in interest rates. Market changes reflect immediate hypothetical parallel shifts in the yield curve of plus or minus 50 basis points (BPS), 100 BPS, and 150 BPS over a 12-month time horizon. Beginning fair values represent the market principal plus accrued interest, dividends, and certain interest rate-sensitive securities considered cash and equivalents for financial reporting purposes at July 31, 1999. Ending fair values are the market principal plus accrued interest, dividends, and reinvestment income at a 12-month time horizon. This table estimates the fair value of the portfolio at a 12-month time horizon (in millions):

                                             Valuation of securities            No change           Valuation of securities
                                             given an interest rate            in interest           given an interest rate
ISSUER                                     decrease of X basis points             rates            increase of X basis points
                                       (150 BPS)    (100 BPS)      (50 BPS)                     50 BPS        100 BPS       150 BPS
                                       ---------    ---------      --------    -----------      ------        -------       -------
 U.S. Government notes and bonds        $2,440        $2,426        $2,411        $2,393        $2,376        $2,354        $2,341
 State, municipal, and county
   government notes and bonds            5,513         5,444         5,386         5,315         5,248         5,166         5,113
Corporate notes and bonds                1,297         1,287         1,277         1,268         1,259         1,241         1,241
                                        ------        ------        ------        ------        ------        ------        ------
    Total                               $9,250        $9,157        $9,074        $8,976        $8,883        $8,761        $8,695
                                        ======        ======        ======        ======        ======        ======        ======

A 50-BPS move in the Federal Funds Rate has occurred in nine of the last ten years; a 100-BPS move in the Federal Funds Rate has occurred in six of the last ten years; and a 150-BPS move in the Federal Funds Rate has occurred in four of the last ten years.

The following analysis presents the hypothetical change in fair values of public equity investments we held that are sensitive to changes in the stock market. These equity securities are held for purposes other than trading. The modeling technique used measures the hypothetical change in fair values arising from selected hypothetical changes in each stock's price. Stock price fluctuations of plus or minus 15%, plus or minus 35%, and plus or minus 50% were selected based on the probability of their occurrence.

This table estimates the fair value of the publicly traded corporate equities at a 12-month time horizon (in millions):

                                Valuation of security             Fair value           Valuation of security
                                  given X% decrease                 as of            given X% increase in each
                                in each stock's price            July 31, 1999               stock's price
                          (50%)          (35%)        (15%)                         15%           35%           50%
                          ------        ------        ------     --------------   ------        ------        ------
Corporate equities        $  438        $  570        $  745        $  877        $1,009        $1,184        $1,315

Our equity portfolio consists of securities with characteristics that most closely match the S&P Index or companies traded on the NASDAQ Exchange. The NASDAQ Composite Index has shown a 15% movement in each of the last three years, a 35% movement in one of the last three years, and a 50% movement in none of the last three years.

We also are exposed to interest rate risk associated with leases on its facilities whose payments are tied to the London Interbank Offered Rate (LIBOR) and has evaluated the hypothetical change in lease obligations held at July 31, 1999 due to changes in the LIBOR. The modeling technique used measured hypothetical changes in lease obligations arising from selected hypothetical changes in the LIBOR. Market changes reflected immediate hypothetical parallel shifts in the LIBOR curve of plus or minus 50 BPS, 100 BPS, and 150 BPS over a 12-month period. The results of this analysis were not material to our financial results.

We enter into forward foreign exchange contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in euro, Japanese, Canadian, Australian, and certain European currencies.

We generally enter into forward currency contracts that have original maturities of one to three months, with none having a maturity greater than one year in length. The total notional values of forward contracts purchased and forward contracts sold were $211 million and $180 million, respectively. We do not expect gains or losses on these contracts to have a material impact on our financial results (see Note 7 to the Supplementary Consolidated Financial Statements).

SINCE CISCO'S GROWTH RATE MAY SLOW, OPERATING RESULTS FOR A PARTICULAR QUARTER ARE DIFFICULT TO PREDICT

We expect that in the future, our net sales may grow at a slower rate than experienced in previous periods, and that on a quarter-to-quarter basis, our growth in net sales may be significantly lower than our historical quarterly growth rate. As a consequence, operating results for a particular quarter are extremely difficult to predict. Our ability to meet financial expectations could be hampered if the nonlinear sales pattern seen in past quarters reoccurs in future periods. We generally have had one quarter of the fiscal year when backlog has been reduced. Although such reductions have not occurred consistently in recent years, they are difficult to predict and may occur in the future. In addition, in response to customer demand, we continue to attempt to reduce our product manufacturing lead times, which may result in corresponding reductions in order backlog. A decline in backlog levels could result in more variability and less predictability in our quarter-to-quarter net sales and operating results going forward. On the other hand, for certain products, lead times are longer than our goal. If we cannot reduce manufacturing lead times for such products, our customers may cancel orders or not place further orders if shorter lead times are available from other manufacturers, thus creating additional variability.

CISCO IS EXPOSED TO UNFAVORABLE ECONOMIC CONDITIONS WORLDWIDE

As a result of recent unfavorable economic conditions, sales to certain countries in the Pacific Rim, Eastern Europe, and Latin America have declined as a percentage of our total revenue. If the economic conditions in these markets, or other markets that recently experienced unfavorable conditions worsen, or if these unfavorable conditions result in a wider regional or global economic slowdown, this decline may have a material adverse impact on our business, operations, and financial condition.

CISCO CANNOT PREDICT THE IMPACT OF RECENT ACTIONS AND COMMENTS BY THE SEC

Recent actions and comments from the Securities and Exchange Commission have indicated they are reviewing the current valuation methodology of purchased in-process research and development related to business combinations. The Commission is concerned that some companies are writing off more of the value of an acquisition than is appropriate. We believe we are in compliance with all of the rules and related guidance as they currently exist. However, there can be no assurance that the Commission will not seek to reduce the amount of purchased in-process research and development previously expensed by us. This would result in the restatement of our previously filed financial statements and could have a material negative impact on financial results for the periods subsequent to acquisitions. Additionally, the Financial Accounting Standards Board ("FASB") has announced that it plans to rescind the pooling of interests method of acquisition accounting. If this occurs, it could alter our acquisition strategy and potentially impair our ability to acquire companies. The FASB has also announced that it is reviewing the current accounting rules associated with stock options. The FASB is concerned that current practice, as outlined in Accounting Principles Board No. 25 (APB25), does not accurately reflect appropriate compensation expense under a variety of scenarios, including the assumption of option plans from acquired companies. The changes proposed could make it more difficult to attract and retain qualified personnel and could unfavorably impact operating results.

CISCO EXPECTS GROSS MARGINS TO DECLINE OVER TIME

We expect that gross margins may be adversely affected by increases in material or labor costs, heightened price competition, and changes in channels of distribution or in the mix of products sold. For example, we believe that gross margins may decline over time, because the markets for lower-margin access products targeted toward small to medium-sized customers have continued to grow at a faster rate than the markets for our higher-margin router and high-performance switching products targeted toward enterprise and service provider customers. We have recently introduced several new products, with additional new products scheduled to be released in the near future. If warranty costs associated with these new products are greater than we have experienced historically, gross margins may be adversely affected. Our gross margins may also be impacted by geographic mix, as well as the mix of configurations within each product group. We continue to expand into third-party or indirect distribution channels, which generally results in lower gross margins. In addition, increasing third-party and indirect distribution channels generally results in greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of our orders.

We also expect that our operating margins may decrease as we continue to hire additional personnel and increase other operating expenses to support our business. We plan our operating expense levels based primarily on forecasted revenue levels. Because these expenses are relatively fixed in the short term, a shortfall in revenue could lead to operating results being below expectations.

YOU SHOULD EXPECT THAT CISCO'S OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS

The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

- The integration of people, operations, and products from acquired businesses and technologies

-    Increased competition in the networking industry

-    The overall trend toward industry consolidation

- The introduction and market acceptance of new technologies and standards, including switch routers, Gigabit Ethernet switching, Tag Switching (currently also known as multiprotocol label switching [MPLS]) and data, voice and video capabilities

-    Variations in sales channels, product costs, or mix of products sold

-    The timing of orders and manufacturing lead times

-    The trend toward sales of integrated network solutions

- Changes in general economic conditions and specific economic conditions in the computer and networking industries

Any of these above factors could have a material adverse impact on our operations and financial results. For example, we from time to time have made acquisitions that result in purchased research and development expenses being charged in an individual quarter. These charges may occur in any particular quarter resulting in variability in our quarterly earnings. Additionally, the dollar amounts of large orders for our products have been increasing, and therefore the operating results for a quarter could be materially adversely affected if a number of large orders are either not received or are delayed, for example, due to cancellations, delays, or deferrals by customers.

THE YEAR 2000 PROBLEM MAY HAVE AN ADVERSE EFFECT ON CISCO'S OPERATIONS AND ABILITY TO OFFER PRODUCTS AND SERVICES WITHOUT INTERRUPTION

We are continuing to assess the impact of the year 2000 issue on our current and future products, internal information systems, and noninformation technology systems (equipment and systems) and have begun, and in many cases completed, corrective efforts in these areas. We are using a four-phased approach to address the issue:

- The first phase consists of the inventorying of all potential business disruption problems, including those with products and systems, as well as potential disruption from suppliers and other third parties.

- The second phase consists of the prioritization of all the potential problems to allocate the appropriate level of resources to the most critical areas.

- The third phase addresses the remediation programs to solve or mitigate any identified year 2000 problems.

- The fourth phase consists of the development of contingency plans to address potential year 2000 problems that may arise with Cisco, our customers, and our suppliers.

We have largely completed the implementation of year 2000-compliant internal computer applications for our main financial, manufacturing, and order processing systems. The systems are being tested for compliance, and we do not currently expect any significant issues to be identified during this review. However, the failure of any internal system to achieve year 2000 readiness could result in material disruption to our operations.

We have also conducted extensive work regarding the status of our currently available, developing, and installed base of products. We believe that our current products are largely year 2000-compliant. There can be no assurance that certain previous releases of our products that are no longer under support will prove to be year 2000 compliant with customers' systems or within an existing network. Further information about our products is available on our Year 2000 Internet Web site. We have developed programs for customers who have indicated a need to upgrade components of their systems. However, the inability of any of our products to properly manage and manipulate data in the year 2000 could result in increased warranty costs, customer satisfaction issues, potential lawsuits, and other material costs and liabilities.

We have completed our review of our supplier base. This exercise included compliance inquiries and reviews that will continue throughout calendar 1999. Where issues were identified with a particular supplier, contingency plans have been developed as discussed below. Even where assurances are received from third parties, there remains a risk that failure of systems and products of other companies on which we rely could have a material adverse effect on us. Further, if these suppliers fail to adequately address the year 2000 issue for the products they provide to us, critical materials, products, and services may not be delivered in a timely manner and we may not be able to manufacture sufficient product to meet sales demand.

Based on the work done to date, we have not incurred material costs and do not expect to incur future material costs in the work to address the year 2000 problem for our systems (as a result of relatively new legacy information systems) and products.

We have taken and will continue to take corrective action to mitigate any significant year 2000 problems with our systems and products and believe that the year 2000 issue for information systems will not have a material impact on our operations or financial results. However, there can be no assurance that we will not experience significant business disruptions or loss of business due to an inability to adequately address the year 2000 issue. We are concerned that many enterprises will be devoting a substantial portion of their information systems spending to addressing the year 2000 issue. This expense may result in spending being diverted from networking solutions in the near future. This diversion of information technology spending could have a material adverse impact on our future sales volume.

Contingency plans have been developed in certain key areas, in particular surrounding third-party manufacturers and other suppliers, to ensure that any potential business interruptions caused by the year 2000 issue are mitigated. Such contingency plans include identification of alternative sources of supply and test exercises to ensure that such alternatives are able to provide us with an adequate level of support.

The foregoing statements are based upon our best estimates at the present time, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans, and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to:

-    The availability and cost of personnel trained in this area

-    The ability to locate and correct all relevant computer codes

- The nature and amount of programming required to upgrade or replace each of the affected programs

- The rate and magnitude of related labor and consulting costs and the success of Cisco's external customers and suppliers in addressing the year 2000 issue

Our evaluation is ongoing and we expect that new and different information will become available to us as that evaluation continues. Consequently, there is no guarantee that all material elements will be year 2000-ready in time.


                                     OTHER

PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, has notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Commission, of PWC's compliance with auditor independence guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Commission and PWC and cannot predict the result of those discussions.

Supplementary Consolidated Statements of Operations
(in millions, except per-share amounts)

                                                                  July 31,       July 25,       July 26,
YEARS ENDED                                                        1999           1998           1997
--------------------------------------------------------------------------      ---------      ---------
Net sales                                                         $12,170        $ 8,489        $ 6,452
Cost of sales                                                       4,257          2,924          2,243
                                                                  -------        -------        -------
  Gross margin                                                      7,913          5,565          4,209
                                                                  -------        -------        -------
Expenses:
  Research and development                                          1,650          1,042            705
  Sales and marketing                                               2,459          1,576          1,164
  General and administrative                                          378            245            195
  Amortization of goodwill and purchased intangible assets             61             23             11
  Purchased research and development                                  471            594            508
                                                                  -------        -------        -------
    Total operating expenses                                        5,019          3,480          2,583
                                                                  -------        -------        -------

OPERATING INCOME                                                    2,894          2,085          1,626
Realized gains on sale of investment                                                   5            152
Interest and other income, net                                        330            196            110
                                                                  -------        -------        -------
Income before provision for income taxes                            3,224          2,286          1,888
Provision for income taxes                                          1,189            946            839
                                                                  -------        -------        -------
  NET INCOME                                                      $ 2,035        $ 1,340        $ 1,049
                                                                  -------        -------        -------

Net income per common share--basic                                $  0.62        $  0.43        $  0.35
Net income per common share--diluted                              $  0.58        $  0.41        $  0.33
                                                                  -------        -------        -------

Shares used in per-share calculation--basic                         3,291          3,135          3,000
                                                                  -------        -------        -------

Shares used in per-share calculation--diluted                       3,498          3,308          3,140
                                                                  -------        -------        -------

See notes to supplementary consolidated financial statements.

Supplementary Consolidated Balance Sheets
(in millions, except par value)

                                                                            July 31,      July 25,
                                                                              1999          1998
                                                                            --------      --------

ASSETS
Current assets:
  Cash and equivalents                                                      $   886        $   609
  Short-term investments                                                      1,189          1,157
  Accounts receivable, net of allowances for doubtful
    accounts of $27 in 1999 and $40 in 1998                                   1,249          1,304
  Inventories, net                                                              656            362
  Deferred income taxes                                                         571            347
  Prepaid expenses and other current assets                                     170             68
                                                                            -------        -------
      Total current assets                                                    4,721          3,847

Investments                                                                   7,032          3,463
Restricted investments                                                        1,080            554
Property and equipment, net                                                     822            607
Other assets                                                                  1,191            552
                                                                            -------        -------
      TOTAL ASSETS                                                          $14,846        $ 9,023
                                                                            -------        -------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                          $   372        $   253
  Income taxes payable                                                          630            412
  Accrued payroll and related expenses                                          679            392
  Other accrued liabilities                                                   1,353            739
                                                                            -------        -------
      Total current liabilities                                               3,034          1,796

Commitments and contingencies (Note 7)

Minority interest                                                                44             43

Shareholders' equity:
  Preferred stock, no par value, 5 shares authorized:
    none issued or outstanding in 1999 and 1998 (Note 8)
  Common stock and additional paid-in capital, $0.001 par value
    10,000 shares authorized: 3,374 shares issued and outstanding in
    1999 and 3,219 shares in 1998                                             5,665          3,315
  Retained earnings                                                           5,805          3,811
  Accumulated other comprehensive income (Note 8)                               298             58
                                                                            -------        -------
      Total shareholders' equity                                             11,768          7,184
                                                                            -------        -------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $14,846        $ 9,023
                                                                            -------        -------

See notes to supplementary consolidated financial statements.

Supplementary Consolidated Statements of Cash Flows
(in millions)

                                                                          July 31,        July 25,        July 26,
YEARS ENDED                                                                1999            1998            1997
----------------------------------------------------------------------------------       ---------       ---------

Cash flows from operating activities:
  Net income                                                              $ 2,035         $ 1,340         $ 1,049
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation and amortization                                            488             329             214
     Provision for doubtful accounts                                           19              43              13
     Provision for inventory allowances                                       151             161             123
     Deferred income taxes                                                   (238)            (70)           (187)
     Tax benefits from employee stock plans                                   837             422             274
     Adjustment to conform fiscal year ends of pooled acquisitions              1                             (11)
     Purchased research and development from acquisitions                     379             436             273
     Change in operating assets and liabilities:
       Accounts receivable                                                     46            (166)           (559)
       Inventories                                                           (441)           (267)            (74)
       Prepaid expenses and other current assets                             (100)             21               6
       Accounts payable                                                       110              31              53
       Income taxes payable                                                   217             155              86
       Accrued payroll and related expenses                                   285             123              70
       Other accrued liabilities                                              563             315             118
                                                                          -------         -------         -------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                          4,352           2,873           1,448
                                                                          -------         -------         -------
Cash flows from investing activities:
  Purchases of short-term investments                                      (1,250)         (1,611)         (1,431)
  Proceeds from sales and maturities of short-term investments              1,660           1,751           1,276
  Purchases of investments                                                 (5,632)         (3,561)         (1,762)
  Proceeds from sales and maturities of investments                         1,994           1,107           1,052
  Purchases of restricted investments                                      (1,101)           (527)           (351)
  Proceeds from sales and maturities of restricted investments                560             337             219
  Acquisition of property and equipment                                      (600)           (427)           (332)
  Acquisition of businesses, net of cash acquired
   and purchased research and development                                     (19)                            (19)
  Net investment in leases                                                   (310)           (171)            (20)
  Other                                                                      (289)             (3)            (39)
                                                                          -------         -------         -------
        NET CASH USED IN INVESTING ACTIVITIES                              (4,987)         (3,105)         (1,407)
                                                                          -------         -------         -------
Cash flows from financing activities:
  Issuance of common stock                                                    905             539             311
  Common stock repurchases                                                                                   (323)
  Other                                                                         7              (7)             (5)
                                                                          -------         -------         -------

        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                   912             532             (17)
                                                                          -------         -------         -------
Net increase in cash and equivalents                                          277             300              24
Cash and equivalents, beginning of year                                       609             309             285
                                                                          -------         -------         -------
CASH AND EQUIVALENTS, END OF YEAR                                         $   886         $   609         $   309
                                                                          -------         -------         -------
Non-cash investing and financing activities:
Transfers of securities to restricted investments                         $    --         $    --         $ 3,586
                                                                          -------         -------         -------

See notes to supplementary consolidated financial statements.

Supplementary Consolidated Statements of Shareholders' Equity
(in millions)

                                                              Common Stock
                                                                  and
                                                               Additional
                                              Common Stock       Paid-In                         Accumulated
                                               Number of         Capital                            Other            Total
                                              ------------    -------------       Retained      Comprehensive     Shareholders'
                                                 Shares           Amount          Earnings          Income           Equity
                                              ------------    -------------       --------      --------------    -------------
BALANCE AS OF JULY 28, 1996                        2,927         $    900         $  1,770         $    154         $  2,824
Net income                                                                           1,049                             1,049
Change in unrealized gain on investments                                                               (109)            (109)
Translation adjustment                                                                                   (5)              (5)
                                                                                                                    --------
Comprehensive income                                                                                                     935
                                                                                                                    --------
Issuance of common stock                             125              311                                                311
Tax benefit from employee stock plans                                 274                                                274
Common stock repurchases                             (22)             (10)            (313)                             (323)
Pooling of interest acquisitions                      17                7              (15)                               (8)
Purchase acquisitions                                 17              324                                                324
Adjustment to conform fiscal year
  end of pooled acquisition                                                            (11)                              (11)
                                                --------         --------         --------         --------         --------
BALANCE AS OF JULY 26, 1997                        3,064            1,806            2,480               40            4,326
Net income                                                                           1,340                             1,340
Change in unrealized gain on investments                                                                 28               28
Translation adjustment                                                                                  (10)             (10)
                                                                                                                    --------
Comprehensive income                                                                                                   1,358
                                                                                                                    --------
Issuance of common stock                             131              539                                                539
Tax benefit from employee stock plans                                 422                                                422
Pooling of interest acquisitions                       3               12               (9)                                3
Purchase acquisitions                                 21              536                                                536
                                                --------         --------         --------         --------         --------
BALANCE AS OF JULY 25, 1998                        3,219            3,315            3,811               58            7,184
Net income                                                                           2,035                             2,035
Change in unrealized gain on investments                                                                234              234
Translation adjustment                                                                                    6                6
                                                                                                                    --------
Comprehensive income                                                                                                   2,275
                                                                                                                    --------
Issuance of common stock                             140              905                                                905
Tax benefit from employee stock plans                                 837                                                837
Pooling of interest acquisitions                       2               38              (42)                               (4)
Purchase acquisitions                                 13              570                                                570
Adjustment to conform fiscal year
  ends of pooled acquisitions                                                            1                                 1
                                                --------         --------         --------         --------         --------
BALANCE AS OF JULY 31, 1999                        3,374         $  5,665         $  5,805         $    298         $ 11,768
                                                --------         --------         --------         --------         --------

See notes to supplementary consolidated financial statements.

            Notes to Supplementary Consolidated Financial Statements


1.  DESCRIPTION OF BUSINESS AND SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

Description of Business

Cisco Systems, Inc. (the "Company") provides networking solutions that connect computing devices and computer networks, allowing people to access or transfer information without regard to differences in time, place, or type of computer system. The Company sells its products in approximately 105 countries through a combination of direct sales and reseller and distribution channels.

Supplementary Consolidated Financial Statements

The Company acquired Fibex Systems ("Fibex") in May 1999, StratumOne Communications, Inc. ("StratumOne") and TransMedia Communications, Inc. ("TransMedia") in September 1999, and Cerent Corporation ("Cerent") and WebLine Communications Corporation ("WebLine") in November 1999, all of which were accounted for as poolings of interests. The supplementary consolidated financial statements for each of the three years in the period ended July 31, 1999 and the accompanying notes reflect the Company's financial position and results of operations as if the acquired entities were wholly owned subsidiaries of the Company since inception (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year. The Company's fiscal year is the 52 or 53 weeks ending on the last Saturday in July. The fiscal year ended July 31, 1999, was a 53-week year. The fiscal years ended July 25, 1998, and July 26, 1997, were 52-week years.

Principles of Consolidation. The consolidated financial statements include the accounts of Cisco Systems, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Equivalents. The Company considers cash and all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Substantially all of its cash and equivalents are custodied with three major financial institutions.

Investments. The Company's investments comprise U.S., state, and municipal government obligations and foreign and public corporate equity securities. Investments with maturities of less than one year are considered short term and are carried at fair value. Nearly all investments are held in the Company's name and custodied with two major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized

            Notes to Supplementary Consolidated Financial Statements


gains and losses reflected in other income and expense. At July 31, 1999, and July 25, 1998, substantially all of the Company's investments were classified as available for sale. Unrealized gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect. The Company also has certain investments in nonpublicly traded companies. These investments are included in "Other Assets" in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Inventories. Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis.

Restricted Investments. Restricted investments consist of U.S. governmental obligations with maturities of more than one year. These investments are carried at fair value and are restricted as to withdrawal (see Note 7). Restricted investments are held in the Company's name and custodied with two major financial institutions.

Fair Value of Financial Instruments. Carrying amounts of certain of the Company's financial instruments, including cash and equivalents, accrued payroll, and other accrued liabilities, approximate fair value because of their short maturities. The fair values of investments are determined using quoted market prices for those securities or similar financial instruments (see Note
5).

Concentrations. Cash and equivalents are, for the most part, maintained with several major financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

The Company performs ongoing credit evaluations of its customers and, with the exception of certain financing transactions, does not require collateral from its customers.

The Company receives certain of its custom semiconductor chips for some of its products from sole suppliers. Additionally, the Company relies on a limited number of hardware manufacturers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could impact future results.

Revenue Recognition. The Company generally recognizes product revenue upon shipment of product unless there are significant post-delivery obligations or collection is not considered probable at the time of sale. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. Revenue from service obligations is deferred and generally recognized ratably over the

            Notes to Supplementary Consolidated Financial Statements


period of the obligation. The Company makes certain sales to partners in two-tier distribution channels. These customers are generally given privileges to return a portion of inventory and participate in various cooperative marketing programs. The Company recognizes revenues to two-tier distributors based on management estimates to approximate the point that products have been sold by the distributors and also maintains appropriate accruals and allowances for all other programs. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on its experience.

The Company adopted Statement of Position (SOP) No. 97-2, "Software Revenue Recognition," in the first quarter of fiscal year 1999 and its adoption had no material impact on the Company's operating results or financial position.

Net Investment In Leases. Net investment in leases represents sales-type and direct-financing leases. These leases typically have terms of two to five years and are usually collateralized by a security interest in the underlying assets.

Advertising Costs. The Company expenses all advertising costs as they are incurred.

Software Development Costs. Software development costs, which are required to be capitalized pursuant to Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," have not been material to the Company to date.

Depreciation and Amortization. Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such lives vary from two and one-half to five years. Goodwill and other intangible assets are included in other assets and are carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally three to five years.

Income Taxes. Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Computation of Net Income per Common Share. Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (see Note 12).

            Notes to Supplementary Consolidated Financial Statements


Share and per-share data presented reflect the two-for-one stock split effective June 1999 and the three-for-two stock splits effective September 1998 and December 1997.

Foreign Currency Translation. Substantially all of the Company's international subsidiaries use their local currency as their functional currency. For those subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity. Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Derivatives. The Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All foreign exchange forward contracts are highly inversely correlated to the hedged items and are designated as, and considered, effective as hedges of the underlying assets or liabilities.

Gains and losses on the contracts are included in interest and other income, net and offset foreign exchange gains or losses from the revaluation of intercompany balances, or other current assets and liabilities denominated in currencies other than the functional currency of the reporting entity. Fair values of exchange contracts are determined using published rates. If a derivative contract terminates prior to maturity, the investment is shown at its fair value with the resulting gain or loss reflected in interest and other income, net.

Minority Interest. Minority interest represents the preferred stockholders' proportionate share of the equity of Nihon Cisco Systems, K.K. At July 31, 1999, the Company owned all issued and outstanding common stock, amounting to 73.2% of the voting rights. Each share of preferred stock is convertible into one share of common stock at any time at the option of the holder.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory reserves, depreciation and amortization, sales returns, warranty costs, taxes, and contingencies. Actual results could differ from these estimates.

            Notes to Supplementary Consolidated Financial Statements


Comprehensive Income. In the first quarter of fiscal 1999, the Company adopted SFAS No. 130 "Reporting Comprehensive Income". Under SFAS 130 the Company is required to report comprehensive income, which includes the Company's net income, as well as changes in equity from other sources. In the Company's case, the other changes in equity included in comprehensive income comprise unrealized gains and losses on other available-for-sale investments and the foreign currency cumulative translation adjustment. The adoption of SFAS 130 had no impact on the Company's net income, balance sheet, or shareholders' equity.

Segment Information. In 1999, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". Under the new standard the Company is required to use the "management" approach to reporting its segments. The management approach designates that the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's segments. The adoption of SFAS 131 had no impact on the Company's net income, balance sheet, or shareholders' equity.

Recent Accounting Pronouncement. In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not believe this will have a material effect on the Company's operations. Implementation of this standard has recently been delayed by the FASB for a 12-month period. The Company will now adopt SFAS 133 as required for its first quarterly filing of fiscal year 2001.

            Notes to Supplementary Consolidated Financial Statements


3.  BUSINESS COMBINATIONS

POOLING OF INTERESTS COMBINATIONS

3a      GeoTel

On June 24, 1999, the Company acquired GeoTel Communications Corporation ("GeoTel"). Under the terms of the agreement, 1.0276 shares of the Company's common stock were exchanged for each outstanding share of GeoTel. Approximately 28 million shares of common stock were issued to acquire GeoTel. The Company also assumed remaining outstanding stock options that were converted to options to purchase approximately six million shares of the Company's common stock. The transaction was accounted for as a pooling of interests in fiscal year 1999; therefore, all prior periods presented have been restated.

Prior to the merger, GeoTel used a calendar year end. Restated financial statements of the Company combine the July 31, 1999, July 25, 1998, and July 26, 1997, results of the Company with the July 31, 1999, June 30, 1998, and June 30, 1997, results of GeoTel, respectively. No adjustments were necessary to conform accounting policies of the entities. However, GeoTel's historical results have been adjusted to reflect a decrease in income taxes because of the elimination of a previously provided valuation allowance on its deferred tax assets. There were no intercompany transactions requiring elimination in any period presented. In order for both companies to operate on the same fiscal year for 1999, GeoTel's operations for the one-month period ending July 31, 1998, which are not significant to the Company, have been reflected as an adjustment to retained earnings in fiscal 1999.

The following table shows the historical results of the Company, prior to restatements for pooling of interest transactions which occurred subsequent to July 31, 1999, and GeoTel for the periods prior to the consummation of the merger of the two entities (in millions):

                                                                    Nine
                                                                 Months Ended            Year Ended
                                                                    May 1,         July 25,       July 26,
                                                                    1999            1998           1997
                                                                 ------------     ---------      ---------
Revenues:
  Cisco                                                            $ 8,562         $ 8,459        $ 6,440
  GeoTel                                                                44              29             12
                                                                   -------         -------        -------
    Total                                                          $ 8,606         $ 8,488        $ 6,452
                                                                   -------         -------        -------
Net income:
  Cisco as previously reported                                     $ 1,452         $ 1,350        $ 1,049
  GeoTel as previously reported                                          9               8              2
                                                                   -------         -------        -------
    Total                                                            1,461           1,358          1,051
  Adjustment to reflect elimination of valuation allowances                             (3)
                                                                   -------         -------        -------
  Net income, as restated for GeoTel                               $ 1,461         $ 1,355        $ 1,051
                                                                   -------         -------        -------

            Notes to Supplementary Consolidated Financial Statements


3b      Subsequent Events - Poolings

Subsequent to July 31, 1999, the Company acquired StratumOne, TransMedia, Cerent and WebLine. The following table shows the historical results of the Company and StratumOne, TransMedia, Cerent, WebLine and Fibex for the periods prior to the mergers of these entities (in millions):

                                  July 31,         July 25,         July 26,
YEARS ENDED                         1999             1998             1997
                                  --------         --------         --------
Revenues:
Cisco, restated for GeoTel        $ 12,154         $  8,488         $  6,452
Fibex                                    3
StratumOne
TransMedia
Cerent                                  10
WebLine                                  3                1
                                  --------         --------         --------
  Total                           $ 12,170         $  8,489         $  6,452
                                  --------         --------         --------

Net income (loss):

Cisco, restated for GeoTel        $  2,096         $  1,355         $  1,051
Fibex                                  (13)              (3)
StratumOne                              (6)              (1)
TransMedia                              (7)
Cerent                                 (31)              (9)              (1)
WebLine                                 (4)              (2)              (1)
                                  --------         --------         --------
  Total                           $  2,035         $  1,340         $  1,049
                                  --------         --------         --------


The terms and dates of these subsequent acquisitions are summarized as follows (in millions of shares):

                                               Total Shares of
Date                Acquired Companies        Cisco Stock Issued    Options Assumed
----                ------------------        ------------------    ---------------
Sept. 1999            StratumOne                       5.7              1.0
Sept. 1999            TransMedia                       6.6              0.4
Nov. 1999             Cerent                          98.1              1.9
Nov. 1999             WebLine                          3.7              0.6

All of the acquired companies, per the table above, used a calendar year end. In order for all companies to operate on the same fiscal year, operations for the one-month periods ending July 31, 1999, which are not significant to the Company, have been reflected as an adjustment to retained earnings in fiscal 2000. There were no intercompany transactions requiring elimination in any period presented. No adjustments were necessary to conform accounting policies. The supplementary consolidated financial statements do not include estimated acquisition related charges of $25 million relating to these acquisitions. The estimated charges include estimated banking and financial advisory fees of $11 million and other merger related expenses totaling $14 million consisting of charges primarily for

            Notes to Supplementary Consolidated Financial Statements


termination fees. These acquisition related charges will be recorded as expenses in fiscal 2000.

In September 1999 and December 1999, the Company acquired Cocom A/S ("Cocom") and V-Bits, Inc. ("V-Bits"), respectively (unaudited). Under the terms of the agreements, approximately two million shares of common stock were issued to acquire Cocom and V-Bits. The respective historical operations of Cocom and V-Bites were not material to the Company's consolidated operations on either an individual or aggregate basis; therefore prior period statements have not been restated for these acquisitions.

3c      Other Poolings Completed As Of 1999

The Company has also completed a number of other pooling transactions which were consummated during the three years ended July 31, 1999. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

These transactions are summarized as follows (in millions of shares):

                                                     Total Shares of
FISCAL YEAR           Acquired Companies            Cisco Stock Issued
-----------           ------------------            ------------------
1997                    Nashoba Networks                     7
                        Granite Systems, Inc.               10
1998                    Precept Software, Inc.               3
1999                    Fibex Systems                        6
                        Sentient Networks, Inc.              2

In conjunction with these poolings, the Company also assumed the outstanding options of these companies, which were converted to options to purchase approximately nine million shares of the Company's common stock.

PURCHASE COMBINATIONS

3d      Purchase Acquisitions Completed As of July 31, 1999

During the three years ended July 31, 1999, the Company made a number of purchase acquisitions. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis.

The amounts allocated to purchased research and development were determined through established valuation techniques in the high-technology communications industry and were expensed upon acquisition because technological feasibility had not been established and no

            Notes to Supplementary Consolidated Financial Statements


future alternative uses existed. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on the Company's future results of operations or cash flows. Amounts allocated to goodwill and other intangibles are amortized on a straight-line basis over periods not exceeding five years. Each transaction is outlined as follows:

Summary of Purchase Transactions (in millions)


                                                       Purchased Research and        Form of Consideration
Acquired Companies            Consideration    Date      Development Charge      and Other Notes to Acquisition
------------------            -------------    ----    ----------------------    ------------------------------
FISCAL 1999

American Internet Corporation      $ 58      Oct. 1998            $ 41           Common stock and options assumed; goodwill and
                                                                                 other intangibles recorded of $18
Summa Four, Inc.                   $129      Nov. 1998            $ 64           Common stock and options assumed, $16 in
                                                                                 liabilities assumed; goodwill and other intangibles
                                                                                 recorded of $29
Clarity Wireless, Inc.             $153      Nov. 1998            $ 94           Common stock and options assumed; goodwill and
                                                                                 other intangibles recorded of $73
Selsius Systems, Inc.              $134      Nov. 1998            $ 92           $111 in cash; options assumed; goodwill and other
                                                                                 intangibles recorded of $41
PipeLinks, Inc.                    $118      Dec. 1998            $ 99           Common stock and options assumed; goodwill and
                                                                                 other intangibles recorded of $11
Amteva Technologies, Inc.          $159      June 1999            $ 81           Common stock and options assumed; goodwill
                                                                                 and other intangibles recorded of $85; liabilities
                                                                                 assumed of $9

FISCAL 1998

Dagaz Technologies, Inc.           $130      Aug. 1997            $127           $108 in cash, $18 in common stock, and
                                                                                 assumed liabilities of $4
LightSpeed International, Inc.     $161      Feb. 1998            $143           Common stock and options assumed; other
                                                                                 intangibles recorded of $15
WheelGroup Corporation             $124     March 1998            $ 97           Common stock and options assumed; goodwill
                                                                                 and other intangibles recorded of $38
NetSpeed International, Inc.       $252     April 1998            $179           $222 in common stock and options assumed,
                                                                                 $12 cash and assumed liabilities of $18; goodwill
                                                                                 and other intangibles recorded of $76
CLASS Data Systems                 $ 51      June 1998            $ 48           Cash of $38 and options assumed

FISCAL 1997

Telebit Corporation                $200      Oct. 1996            $174           Cash
Netsys Technologies                $ 85      Nov. 1996            $ 43           $81 in common stock and $4 in liabilities assumed;
                                                                                 goodwill and other intangibles recorded of $42
Skystone Systems Corporation       $ 92      July 1997            $ 89           $69 in common stock and $23 in cash
Ardent Communications              $165      July 1997            $164           Common stock
Global Internet Software Group     $ 40      July 1997            $ 38           Cash

Total purchased research and development expense in 1999, 1998, and 1997 was $471 million, $594 million, and $508 million, respectively. The purchased research and development expense that was attributable to stock consideration in purchase acquisitions for the same periods was $379 million, $436 million, and $273 million, respectively.

            Notes to Supplementary Consolidated Financial Statements


3e      Subsequent Events - Purchases (Unaudited)

During September, October and November 1999, the Company completed the acquisitions of MaxComm Technologies, Inc., Monterey Networks, Inc., Calista Inc. and Tasmania Network Systems, Inc. The total purchase price for these acquisitions was approximately $723 million and was paid in common stock. All of these acquisitions were accounted for as purchases.

In November 1999, the Company announced a definitive agreement to acquire Aironet Wireless Communications, Inc. ("Aironet") for approximately $799 million payable in common stock. Aironet will be accounted for as a purchase.


4. BALANCE SHEET DETAIL (IN MILLIONS)


                                     July 31,         July 25,
                                       1999             1998
                                     --------         --------
INVENTORIES, NET:
Raw materials                        $    143         $     76
Work in process                           198              143
Finished goods                            280              111
Demonstration systems                      35               32
                                     --------         --------
  Total                              $    656         $    362
                                     --------         --------

PROPERTY AND
  EQUIPMENT, NET:
Leasehold improvements               $    289         $    154
Computer equipment and
  related software                        635              537
Production and engineering
  equipment                               238              139
Office equipment, furniture,
  fixtures, and other                     685              450
                                     --------         --------
                                        1,847            1,280
Less accumulated depreciation
  and amortization                     (1,025)            (673)
                                     --------         --------
  Total                              $    822         $    607
                                     --------         --------

OTHER ASSETS, NET:
Goodwill--gross                      $    157         $     57
Other intangibles--gross                  395              143
Accumulated amortization
  of intangible assets                    (92)             (30)
                                     --------         --------
Intangibles, net                          460              170
Investments in nonpublic
  companies                               179               90
Net investment in leases                  500              190
Other assets                               52              102
                                     --------         --------
  Total                              $  1,191         $    552
                                     --------         --------

ACCRUED PAYROLL AND
  RELATED EXPENSES:
Accrued wages, paid time
  off, and related expenses          $    319         $    172
Accrued commissions                       138               83
Accrued bonuses                           222              137
                                     --------         --------
  Total                              $    679         $    392
                                     --------         --------

            Notes to Supplementary Consolidated Financial Statements


                                  July 31,        July 25,
                                    1999            1998
                                  --------        --------
OTHER ACCRUED LIABILITIES:
Deferred revenue                  $    724        $    339
Accrued warranties                      67              48
Other liabilities                      562             352
                                  --------        --------
  Total                           $  1,353        $    739
                                  --------        --------

Amortization expense for the fiscal years ended July 31, 1999, July 25, 1998, and July 26, 1997, was $62 million, $23 million, and $11 million, respectively.

5.  INVESTMENTS

The following tables summarize the Company's investments in securities (in millions):

                                                        Gross           Gross
                                      Amortized       Unrealized      Unrealized          Fair
JULY 31, 1999                            Cost           Gains           Losses           Value
-------------                         ---------       ----------      ----------        --------
U.S. government notes and bonds        $  2,187        $               $    (29)        $  2,158
State, municipal, and county
  government notes and bonds              5,177               5             (44)           5,138
Corporate notes and bonds                 1,145                             (17)           1,128
Corporate equity securities                 288             615             (26)             877
                                       --------        --------        --------         --------
  Total                                $  8,797        $    620        $   (116)        $  9,301
                                       --------        --------        --------         --------
Reported as:
Short-term investments                                                                  $  1,189
Investments                                                                                7,032
Restricted investments                                                                     1,080
                                       --------        --------        --------         --------
  Total                                                                                 $  9,301
                                       --------        --------        --------         --------

                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized         Fair
JULY 25, 1998                               Cost           Gains           Losses           Value
-------------                            ----------      ----------      ----------        --------
U.S. government notes and bonds           $    978        $      3        $     (1)        $    980
State, municipal, and county
  government notes and bonds                 3,216              11              (3)           3,224
Foreign government notes and bonds              31                                               31
Corporate notes and bonds                      768               1              (1)             768
Corporate equity securities                     55             137             (21)             171
                                          --------        --------        --------         --------
  Total                                   $  5,048        $    152        $    (26)        $  5,174
                                          --------        --------        --------         --------

Reported as:
Short-term investments                                                                     $  1,157
Investments                                                                                   3,463
Restricted investments                                                                          554
                                          --------        --------        --------         --------
  Total                                                                                    $  5,174
                                          --------        --------        --------         --------


The following table summarizes debt maturities (including restricted investments) at July 31, 1999 (in millions):


                                             Amortized Cost         Fair Value
                                             --------------         ----------
Less than one year                               $1,403               $1,397
Due in 1-2 years                                  1,447                1,442
Due in 2-5 years                                  5,064                5,005
Due after 5 years                                   595                  580
                                                 ------               ------
  Total                                          $8,509               $8,424
                                                 ------               ------

            Notes to Supplementary Consolidated Financial Statements


During fiscal year 1997, the Company began to sell its minority equity position in a publicly traded company, which was completed in fiscal year 1998. Also, in fiscal 1997, the Company established the Cisco Systems Foundation ("the Foundation"). As part of this initiative, the Company donated a portion of the equity investment, along with other equity securities to the Foundation, with a combined cost basis of approximately $2 million and an approximate fair value of $72 million at July 26, 1997. The realized gains reported on the sale of this investment, net of the 1997 donation to the Foundation, were $152 million in fiscal 1997 and $5 million in fiscal 1998.

6.  LINE OF CREDIT

As of July 31, 1999, the Company had a syndicated credit agreement under the terms of which a group of banks committed a maximum of $500 million on an unsecured, revolving basis for cash borrowings of various maturities. The commitments made under this agreement expire on July 1, 2002. Under the terms of the agreement, borrowings bear interest at a spread over the London Interbank Offered Rate based on certain financial criteria and third-party rating assessments. As of July 31, 1999, this spread was 20 basis points. From this spread, a commitment fee of seven basis points is assessed against any undrawn amounts. The agreement includes a single financial covenant that places a variable floor on tangible net worth, as defined, if certain leverage ratios are exceeded. There have been no borrowings under this agreement.

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company has entered into several agreements to lease 448 acres of land located in San Jose, California, where it has established its headquarters operations, and 45 acres of land located in Research Triangle Park, North Carolina, where it has expanded certain research and development and customer support activities.

All of the leases have initial terms of five to seven years and options to renew for an additional three to five years, subject to certain conditions. At any time during the terms of these land leases, the Company may purchase the land. If the Company elects not to purchase the land at the end of each of the leases, the Company has guaranteed a residual value of $592 million.

The Company has also entered into agreements to lease certain buildings to be constructed on the land described above. The lessors of the buildings have committed to fund up to a maximum of $993 million (subject to reductions based on certain conditions in the respective leases) for the construction of the buildings, with the portion of the committed amount actually used to be determined by the

            Notes to Supplementary Consolidated Financial Statements


Company. Rent obligations for the buildings commenced on various dates and will expire at the same time as the land leases.

The Company has an option to renew the building leases for an additional three to five years, subject to certain conditions. The Company may, at its option, purchase the buildings during or at the ends of the terms of the leases at approximately the amount expended by the lessors to construct the buildings. If the Company does not exercise the purchase options by the ends of the leases, the Company will guarantee a residual value of the buildings as determined at the lease inception date of each agreement (approximately $569 million at July 31, 1999).

As part of the above lease transactions, the Company restricted $1.1 billion of its investment securities as collateral for specified obligations of the lessors under the leases. These investment securities are restricted as to withdrawal and are managed by a third party subject to certain limitations under the Company's investment policy. In addition, the Company must maintain a minimum consolidated tangible net worth, as defined, of $2.8 billion.

The Company also leases office space in Santa Clara, California; Chelmsford, Massachusetts; and for its various U.S. and international sales offices.

Future annual minimum lease payments under all noncancelable operating leases as of July 31, 1999, are as follows (in millions):


2000                                   $  157
2001                                      143
2002                                      122
2003                                      109
2004                                       98
Thereafter                                449
                                       ------
Total minimum lease payments           $1,078
                                       ------

Rent expense totaled $122 million, $90 million, and $65 million for 1999, 1998, and 1997, respectively.

Forward Exchange Contracts

The Company conducts business on a global basis in several major international currencies. As such, it is exposed to adverse movements in foreign currency exchange rates. The Company enters into forward foreign exchange contracts to reduce certain currency exposures. These contracts hedge exposures associated with nonfunctional currency assets and liabilities denominated in Japanese, Canadian, Australian, and several European currencies, including the euro. At the present time, the Company hedges only those currency exposures associated with certain nonfunctional currency assets and liabilities and does not generally hedge anticipated foreign currency cash flows.

            Notes to Supplementary Consolidated Financial Statements


The Company does not enter into forward exchange contracts for trading purposes. Gains and losses on the contracts are included in interest and other income, net and offset foreign exchange gains or losses from the revaluation of intercompany balances or other current assets and liabilities denominated in currencies other than the functional currency of the reporting entity. The Company's forward currency contracts generally range from one to three months in original maturity. Forward exchange contracts outstanding and their unrealized gains and (losses) as of July 31, 1999, are summarized as follows (in millions):


                                Notional
                                  Value              Notional         Unrealized
                                Purchased           Value Sold        Gain/(Loss)
                                ---------           ----------        -----------
Japanese yen                      $                   $ (49)            $
Australian dollar                                       (58)
Canadian dollar                                         (73)
Euro                                150
British pound
  sterling                           33
Other European
  currencies                         12
Other Asian
  currencies                         16
                                  -----               -----             -----
   Total                          $ 211               $(180)            $  --
                                  -----               -----             -----

The Company's forward exchange contracts contain credit risk in that its banking counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties.

Legal Proceedings

The Company and its subsidiaries are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Company's management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

            Notes to Supplementary Consolidated Financial Statements


8. SHAREHOLDERS' EQUITY

Par Value. At the Annual Meeting of Shareholders held on November 13, 1997, the shareholders approved an amendment to the Articles of Incorporation changing the par value of the Company's Common Stock from zero to $0.001 per share. As a result, the Company has transferred the additional paid-in capital to a separate account; however, for financial statement purposes, the additional paid-in capital account has been combined with the common stock account and reflected on the balance sheet as "Common stock and additional paid-in capital."

Stock Splits. In May 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock that was applicable to shareholders of record on May 24, 1999, and effective on June 21, 1999. All references to share and per-share data for all periods presented have been adjusted to give effect to this two-for-one stock split and the two three-for-two stock splits effective September 1998 and December 1997.

Shareholder Rights Plan. In June 1998, the Company's Board of Directors approved a Shareholders' Rights Plan. This plan is intended to protect shareholders' rights in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareholders and will not interfere with a merger approved by the Board of Directors. Each right entitles shareholders to buy a "unit" equal to one thirty-thousandth of a new share of Series A Preferred Stock of the Company. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 15% or more of the Company's common stock.

In the event the rights become exercisable, the rights plan allows for Cisco shareholders to acquire, at an exercise price of $216 per right owned, stock of the surviving corporation having a market value of $433, whether or not Cisco is the surviving corporation. The dividend was distributed to shareholders of record in June 1998. The rights, which expire June 2008, are redeemable for $0.00033 per right at the approval of the Company's Board of Directors.

Preferred Stock. Under the terms of the Company's Articles of Incorporation, the Board of Directors may determine the rights, preferences, and terms of the Company's authorized but unissued shares of preferred stock.

Subsequent Event - Unaudited

On November 10, 1999, the shareholders of the Company approved an increase to the authorized number of shares of Common Stock from 5.4 billion to 10 billion shares.

            Notes to Supplementary Consolidated Financial Statements


Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", as of the first quarter of fiscal 1999. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however, it had no impact on the Company's net income or total shareholders' equity.

The components of comprehensive income are as follows (in millions):

                                                                                      July 31,      July 25,         July 26,
                                                                                       1999           1998            1997
                                                                                      --------      --------         --------
Net income                                                                            $ 2,035        $ 1,340         $ 1,049
Other comprehensive income (loss):
  Change in unrealized gain (loss) on investments, net of tax (provision)
  benefit of ($144), ($17), and $9 in 1999, 1998, and 1997, respectively                  234             25             (14)

  Reclassification for unrealized gains previously included in net income, net
  of tax (provision) benefit of ($2) and $57 in 1998 and 1997, respectively                                3             (95)
                                                                                      -------        -------         -------
   Net unrealized gain (loss)                                                             234             28            (109)
   Change in accumulated translation adjustments                                            6            (10)             (5)
                                                                                      -------        -------         -------
     Total comprehensive income                                                       $ 2,275        $ 1,358         $   935
                                                                                      -------        -------         -------

9. EMPLOYEE BENEFIT PLANS

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan ("the Purchase Plan") under which 111 million shares of common stock have been reserved for issuance. Eligible employees may purchase a limited number of shares of the Company's stock at 85% of the market value at certain plan-defined dates.

In November 1997, the shareholders approved an amendment to the Purchase Plan, which, among other changes, increased the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by 68 million common shares, which is reflected in the number above, and extended the term of the Plan from January 3, 2000, to January 3, 2005. In fiscal 1999, 1998, and 1997, five million, seven million, and six million shares, respectively, were issued under the Purchase Plan. At July 31, 1999, 65 million shares were available for issuance under the Purchase Plan.

            Notes to Supplementary Consolidated Financial Statements


Stock Option Plans

The Company has two main stock option plans: the 1987 Stock Option Plan (the "Predecessor Plan") and the 1996 Stock Incentive Plan (the "1996 Plan"). All outstanding options under the Predecessor Plan were transferred to the 1996 Plan. However, all outstanding options under the Predecessor Plan continue to be governed by the terms and conditions of the existing option agreements for those grants. The maximum number of shares under the 1996 Plan was initially limited to the 310 million shares transferred from the Predecessor Plan. However, under the terms of the 1996 Plan, the share reserve increases each December for the three fiscal years beginning with fiscal 1997, by an amount equal to 4.75% of the outstanding shares on the last trading day of the immediately preceding November. In fiscal year 1999, the Company's shareholders approved the extension of the automatic share increase provision of the 1996 plan for an additional three-year period. Although the Board has the authority to set other terms, the options are generally 25% exercisable one year from the date of grant and then ratably over the following 36 months. Options issued under the Predecessor Plan generally had terms of five years. New options granted under the 1996 Plan expire no later than nine years from the grant date.

A summary of option activity follows (in millions, except per-share amounts):

                                                      Options Outstanding
                              Options Available                Weighted Average
                                 for Grant          Options     Exercise Price
                              -----------------    ---------   ----------------
BALANCES, JULY 28, 1996                 76              312       $   5.09

Granted and assumed                   (197)             197          10.54
Exercised                                               (83)          2.72
Canceled                                21              (21)          7.52
Additional shares reserved             148
                                  --------         --------       --------
BALANCES, JULY 26, 1997                 48              405           8.10

Granted and assumed                   (141)             141          20.00
Exercised                                               (84)          4.79
Canceled                                24              (24)          9.18
Additional shares reserved             157
                                  --------         --------       --------
BALANCES, JULY 25, 1998                 88              438          12.49

Granted and assumed                   (120)             120          44.43
Exercised                                              (105)          6.17
Canceled                                11              (11)         21.69
Additional shares reserved             177
                                  --------         --------       --------
BALANCES, JULY 31, 1999                156              442       $  22.43
                                  --------         --------       --------

The Company has, in connection with the acquisition of various companies, assumed the stock option plans of each acquired company. A total of 33 million shares of the Company's common stock have been reserved for issuance under the assumed plans, and the related options are included in the preceding table.

            Notes to Supplementary Consolidated Financial Statements


The following tables summarize information concerning outstanding and exercisable options at July 31, 1999 (in millions, except number of years and per-share amounts):


                                    Options Outstanding                          Options Exercisable
                                      Weighted Average     Weighted Average                   Weighted Average
   Range of             Number     Remaining Contractual    Exercise Price      Number         Exercise Price
Exercise Prices      Outstanding      Life (in Years)        per Share        Exercisable        per Share
---------------      -----------   ---------------------   ----------------   -----------     ----------------
$ 0.01- 9.00                 78               4.2             $   5.32                66          $   5.54
  9.01-11.11                 89               6.4                10.59                52             10.63
 11.12-18.08                 79               6.5                13.87                40             13.57
 18.09-24.54                 79               7.6                23.74                22             23.64
 24.55-68.25                117               8.4                47.69                 5             29.12
                       --------          --------             --------          --------          --------
Total                       442               6.8             $  22.43               185          $  11.50
                       --------          --------             --------          --------          --------

At July 25, 1998, and July 26, 1997, approximately 156 million, and 112 million outstanding options, respectively, were exercisable. The weighted average exercise prices for options were $7.27 and $4.59 at July 25, 1998, and July 26, 1997, respectively.

SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), requires the Company to disclose pro forma information regarding option grants made to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's Statement of Operations, because APB 25, "Accounting for Stock Issued to Employees," specifies that no compensation charge arises when the price of the employees' stock options equal the market value of the underlying stock at the grant date, as in the case of options granted to the Company's employees.

SFAS 123 pro forma numbers are as follows (in millions, except per-share amounts and percentages):


                                                                     1999           1998           1997
                                                                   ---------      ---------      ---------
Net income--as reported under APB 25                               $   2,035      $   1,340      $   1,049
Net income--pro forma under SFAS 123                               $   1,503      $   1,083      $     895
Basic net income per common share--as reported under APB 25        $    0.62      $    0.43      $    0.35
Diluted net income per common share--as reported under APB 25      $    0.58      $    0.41      $    0.33
Basic net income per common share--pro forma under SFAS 123        $    0.46      $    0.35      $    0.30
Diluted net income per common share--pro forma under SFAS 123      $    0.43      $    0.33      $    0.29

Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:


                                  Employee Stock Options              Employee Stock Purchase Plan
                               1999         1998         1997         1999         1998         1997
                              ------       ------       ------       ------       ------       ------
Expected dividend yield          0.0%         0.0%         0.0%         0.0%         0.0%         0.0%
Risk-free interest rate          5.1%         5.7%         6.4%         4.9%         5.4%         5.3%
Expected volatility             40.2%        35.6%        32.8%        47.2%        44.8%        44.4%
Expected life (in years)         3.1          3.1          3.1          0.5          0.5          0.5

            Notes to Supplementary Consolidated Financial Statements


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options. The weighted average estimated fair values of employee stock options granted during fiscal 1999, 1998, and 1997 were $16.79, $7.14, and $3.47 per share, respectively.

The above pro forma disclosures are also not likely to be representative of the effects on net income and net income per common share in future years, because they do not take into consideration pro forma compensation expense related to grants made prior to the Company's fiscal year 1996.

Employee 401(k) Plans

The Company has adopted a plan known as the Cisco Systems, Inc. 401(k) Plan ("the Plan") to provide retirement and incidental benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. The Company also has other 401(k) plans which it administers. These plans arose from acquisitions of other companies and are not material to the Company on either an individual or aggregate basis.

Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of $1,500 per year per person. All matching contributions vest immediately. In addition, the Plan provides for discretionary contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. Company matching contributions to the Plan totaled $20 million in 1999, $15 million in 1998, and $13 million in 1997. No discretionary contributions were made in 1999, 1998, or 1997.

            Notes to Supplementary Consolidated Financial Statements


10. INCOME TAXES

The provision (benefit) for income taxes consists of (in millions):

                                           1999          1998          1997
                                          -------       -------       -------
Federal:
  Current                                 $ 1,164       $   855       $   845
  Deferred                                   (213)          (48)         (173)
                                          -------       -------       -------
                                              951           807           672
                                          -------       -------       -------
State:
  Current                                     112            87           153
  Deferred                                    (23)           (8)          (15)
                                          -------       -------       -------
                                               89            79           138
                                          -------       -------       -------
Foreign:
  Current                                     151            74            28
  Deferred                                     (2)          (14)            1
                                          -------       -------       -------
                                              149            60            29
                                          -------       -------       -------
    Total provision for income taxes      $ 1,189       $   946       $   839
                                          -------       -------       -------

The Company paid income taxes of $301 million, $440 million, and $659 million, in fiscal 1999, 1998, and 1997, respectively.

Income (loss) before provision for income taxes consisted of (in millions):


                                          1999         1998         1997
                                         -------      -------      -------
U.S.                                     $ 2,113      $ 1,965      $ 2,008
International                              1,111          321         (120)
                                         -------      -------      -------
                                         $ 3,224      $ 2,286      $ 1,888
                                         -------      -------      -------

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes follow:

                                                1999          1998          1997
                                               ------        ------        ------
Federal statutory rate                           35.0%         35.0%         35.0%
Effect of:
  State taxes, net of federal benefits            2.2           2.2           4.5
  Foreign sales corporation                      (1.6)         (2.4)         (3.3)
  Foreign income at other than U.S. rates        (1.0)
  Nondeductible purchased R&D                     3.8           6.4           7.1
  Tax-exempt interest                            (1.9)         (1.6)         (1.0)
  Tax credits                                    (1.2)         (1.4)         (1.3)
  Other, net                                      1.6           3.2           3.4
                                               ------        ------        ------
                                                 36.9%         41.4%         44.4%
                                               ------        ------        ------

U.S. income taxes and foreign withholding taxes were not provided for on a cumulative total of approximately $133 million of undistributed earnings for certain non-U.S. subsidiaries. The Company intends to reinvest these earnings indefinitely in operations outside the United States.

            Notes to Supplementary Consolidated Financial Statements


The components of the deferred income tax assets (liabilities) follow (in millions):

                                                 July 31,        July 25,
                                                   1999           1998
                                                 --------       --------
ASSETS
Allowance for doubtful accounts and returns      $    225       $    134
Other nondeductible accruals                          239            142
Purchased research and development                     75             92
Inventory allowances and capitalization                57             68
Depreciation                                           58             24
Accrued state franchise tax                            32             28
                                                 --------       --------
  Total deferred tax assets                           686            488
                                                 --------       --------

LIABILITIES
Deferred revenue                                       (5)           (26)
Unrealized gain on investments                       (192)           (48)
                                                 --------       --------
  Total deferred tax liabilities                     (197)           (74)
                                                 --------       --------
                                                 $    489       $    414
                                                 --------       --------

The noncurrent portion of the deferred income tax (liabilities)/assets, which totaled ($82) million at July 31, 1999, and $67 million at July 25, 1998, is included in other assets.

The Company's income taxes payable for federal, state, and foreign purposes have been reduced by the tax benefits of disqualifying dispositions of stock options. The Company receives an income tax benefit calculated as the difference between the market value of the stock issued at the time of exercise and the option price, tax effected.

11. SEGMENT INFORMATION AND MAJOR CUSTOMERS

The Company's operations involve the design, development, manufacture, marketing, and technical support of networking products and services. The Company offers end-to-end networking solutions for its customers. Cisco products include routers, LAN and ATM switches, dialup access servers, and network management software. These products, integrated by the Cisco IOS(R) software, link geographically dispersed LANs, WANs, and IBM networks.

The Company conducts business globally and is managed geographically. The Company's management relies on an internal management accounting system. This system includes sales and standard cost information by geographic theater. Sales are attributed to a theater based on the ordering location of the customer. The Company's management makes financial decisions and allocates resources based on the information it receives from this internal system. The Company does not allocate marketing, engineering or administrative expenses to geographical segments as management does not use this information to measure the performance of the operating segments. Management does not believe that allocating these expenses is material in evaluating a geographical segment's performance. Information from this internal

            Notes to Supplementary Consolidated Financial Statements


management system differs from the amounts reported under generally accepted accounting principles due to certain corporate level adjustments. These corporate level adjustments are primarily sales adjustments relating to credit memos and returns. Based on the criteria set forth in SFAS No. 131, the Company has four reportable segments: the Americas, EMEA, Asia/Pacific, and Japan.

Summarized financial information by segment for 1999, 1998, and 1997, as taken from the internal management information system discussed above, is as follows (in millions):

                                                         1999           1998           1997
                                                       --------       --------       --------
Net sales:
  Americas                                             $  8,085       $  5,732       $  3,968
  EMEA                                                    3,216          2,114          1,551
  Asia/Pacific                                              825            535            453
  Japan                                                     566            459            587
Sales adjustments                                          (522)          (351)          (107)
                                                       --------       --------       --------
    Total--Net Sales                                   $ 12,170       $  8,489       $  6,452
                                                       --------       --------       --------
Standard margin(1):
  Americas                                             $  5,835       $  4,261
  EMEA                                                    2,380          1,565
  Asia/Pacific                                              586            395
  Japan                                                     436            340
  Sales adjustments                                        (522)          (351)
  Production overhead                                      (255)          (207)
  Manufacturing variances and other related costs          (547)          (438)
                                                       --------       --------       --------
    Total--Gross Margin                                $  7,913       $  5,565
                                                       --------       --------       --------

(1) Standard margin by theater was not tracked by the Company prior to fiscal year 1998.


The standard margins by geographical segment differ from the amounts recognized under generally accepted accounting principles because the Company does not allocate certain sales adjustments, production overhead and manufacturing variances and other related costs to the segments. The above table reconciles the net sales and standard margins by geographic segment to net sales and gross margins as reported on the supplementary consolidated statements of operations by including such adjustments.

Enterprise-wide information is provided in accordance with SFAS 131. Geographic sales information is based on the ordering location of the customer. Property and equipment information is based on the physical location of the assets.

The following is net sales and property and equipment information for geographic areas (in millions):

                                    1999           1998           1997
                                  --------       --------       --------
Net sales:
  U.S.                            $  7,451       $  5,232       $  3,615
  All other countries                5,241          3,608          2,944
                                  --------       --------       --------
Sales adjustments                     (522)          (351)          (107)
                                  --------       --------       --------
    Total--Net Sales              $ 12,170       $  8,489       $  6,452
                                  --------       --------       --------

            Notes to Supplementary Consolidated Financial Statements


Property and equipment, net:
  U.S.                            $    708       $    535       $    412
  All other countries                  114             72             56
                                  --------       --------       --------
    Total                         $    822       $    607       $    468
                                  --------       --------       --------

The following table presents external net sales for groups of similar products and services (in millions):

                            1999           1998          1997(1)
                          --------       --------       --------
Net sales:
  Routers                 $  5,196       $  3,856
  Switches                   5,164          3,613
  Access                     1,127            630
  Other                      1,205            741
  Sales adjustments           (522)          (351)
                          --------       --------       --------
    Total--Net Sales      $ 12,170       $  8,489
                          --------       --------       --------


(1) Information not available for fiscal year 1997.

Substantially all of the Company's assets at July 31, 1999 and July 25, 1998 were attributable to U.S. operations.

In 1999, 1998, and 1997 no single customer accounted for 10% or more of the Company's net sales.


12.     NET INCOME PER COMMON SHARE

The following table presents the calculation of basic and diluted net income per common share as required under SFAS 128 (in millions, except per-share amounts):

                                                            1999        1998        1997
                                                           ------      ------      ------
Net income                                                 $2,035      $1,340      $1,049
                                                           ------      ------      ------
Weighted average shares--basic                              3,291       3,135       3,000
Effect of dilutive securities: employee stock options         207         173         140
                                                           ------      ------      ------
Weighted average shares--diluted                            3,498       3,308       3,140
                                                           ------      ------      ------
Net income per common share--basic                         $ 0.62      $ 0.43      $ 0.35
                                                           ------      ------      ------
Net income per common share--diluted                       $ 0.58      $ 0.41      $ 0.33
                                                           ------      ------      ------

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Cisco Systems, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of shareholders' equity and of cash flows (which statements are not presented separately herein) present fairly, in all material respects, the financial position of Cisco Systems, Inc. and its subsidiaries at July 31, 1999 and July 25, 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 3b, Cisco Systems, Inc. merged with companies in transactions accounted for as poolings of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the mergers. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Cisco Systems, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations and of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cisco Systems, Inc. and its subsidiaries at July 31, 1999 and July 25, 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
-----------------------------------
San Jose, California
August 10, 1999,
except as to the pooling of interests
transactions as described in Note 3b,
which is as of November 24, 1999